A special meeting of shareholders was held on November 18, 2015. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.
	# of Votes	% of Votes
Elizabeth S. Acton
Affirmative	14,943,915,330.95	96.336
Withheld	568,375,299.84	3.664
TOTAL	15,512,290,630.79	100.000
John Engler
Affirmative	14,882,992,640.02	95.944
Withheld	629,297,990.77	4.056
TOTAL	15,512,290,630.79	100.000
Albert R. Gamper, Jr.
Affirmative	14,876,209,021.25	95.900
Withheld	636,081,609.54	4.100
TOTAL	15,512,290,630.79	100.000
Robert F. Gartland
Affirmative	14,911,998,079.07	96.131
Withheld	600,292,551.72	3.869
TOTAL	15,512,290,630.79	100.000
Abigail P. Johnson
Affirmative	14,938,566,748.36	96.302
Withheld	573,723,882.43	3.698
TOTAL	15,512,290,630.79	100.000
Arthur E. Johnson
Affirmative	14,924,734,316.31	96.213
Withheld	587,556,314.48	3.787
TOTAL	15,512,290,630.79	100.000
Michael E. Kenneally
Affirmative	14,957,076,322.58	96.421
Withheld	555,214,308.21	3.579
TOTAL	15,512,290,630.79	100.000
James H. Keyes
Affirmative	14,883,069,701.12	95.944
Withheld	629,220,929.67	4.056
TOTAL	15,512,290,630.79	100.000
Marie L. Knowles
Affirmative	14,926,474,549.99	96.224
Withheld	585,816,080.80	3.776
TOTAL	15,512,290,630.79	100.000
Geoffrey A. von Kuhn
Affirmative	14,911,889,870.77	96.130
Withheld	600,400,760.02	3.870
TOTAL	15,512,290,630.79	100.000
Proposal 1 reflects trust wide proposal and voting results.